Exhibit (d)(2)

American Century Mutual Funds, Inc.

AMENDMENT NO. 1 TO RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 30th day of September, 2011, by and between AMERICAN CENTURY MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation and the Investment Manager are parties to a certain Restated Management Agreement effective as of August 1, 2011 (“Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name change of the Giftrust Fund to All Cap Growth Fund and the addition of duly established new A class, C class, R class and Institutional classes of shares for the All Cap Growth Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.           Amendment of Schedule A.  Schedule A to the Agreement is hereby amended by deleting the text thereon relating to Giftrust Fund and inserting in lieu therefor the information contained on Schedule A attached hereto.

2.           Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.           Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Mutual Funds, Inc.

/s/Otis H. Cowan	/s/Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Mutual Funds, Inc.

Schedule A

Fee Schedules
Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	Institu- tional	A	B	C	R
All Cap Growth Fund	All Assets	1.000%	0.800%	1.000%	n/a	1.000%	1.000%

A-1